THE CALVERT GROUP OF FUNDS
(collectively, the "Funds")

CODE OF ETHICS FOR PRINCIPAL
EXECUTIVE AND PRINCIPAL ACCOUNTING OFFICERS

I.     Introduction

The Boards of Directors/Trustees of the Funds have adopted this Code of Ethics (this "Code") pursuant to Section 406 of the Sarbanes-Oxley Act applicable to the Funds' Principal Executive Officer[s] and Principal Accounting Officer[s] (the "Covered Officers") to promote:

  Honest and ethical conduct, including the ethical handling of conflicts of interest;
  Full, fair, accurate, timely and understandable disclosure;
  Compliance with applicable laws and governmental rules and regulations;
  The prompt internal reporting to an appropriate person or persons identified in the Code of violations of the Code; and
  Accountability for adherence to the Code.

II.     General Standards of Conduct

The Code embodies the commitment of the Funds to conduct their business with the highest ethical standards and in accordance with all applicable governmental laws, rules and regulations.

Each Covered Officer must:

  Act with integrity, including being honest and candid while still maintaining the confidentiality of information where required by law or the Funds' policies;
  Observe both the form and spirit of laws and governmental rules and regulations, accounting standards and the Funds' policies;
  Adhere to a high standard of business ethics; and
  Place the interests of the Funds before the Covered Officer's own personal interests.

III.     Personal Conflicts of Interest

A "personal conflict of interest" occurs when a Covered Officer's private interest improperly interferes with the interests of a Fund. In particular, a Covered Officer must never use or attempt to use his or her position with a Fund to obtain any improper personal benefit for himself or herself, for his or her family members or for any other person.

Certain conflicts of interest covered by this Code arise out of the relationships between Covered Officers and the Funds that already are subject to conflict of interest provisions in the Investment Company Act of 1940 and the Investment Advisers Act of 1940. For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Funds because of their status as "affiliated persons" of the Funds. Therefore, as to the existing statutory and regulatory prohibitions on individual behavior there will not be a violation of this Code unless there is a violation of such prohibition. Covered Officers must in all cases comply with applicable statutes and regulations.

As to conflicts arising from, or as a result of the contract relationship between, the Funds and the Funds' investment adviser, Calvert Asset Management Company, Inc. ("CAMCO"), of which the Covered Officers are also officers or employees, it is recognized by the Boards that, subject to CAMCO's fiduciary duties to the Funds, the Covered Officers will in the normal course of their duties (whether formally for the Funds or for CAMCO, or for both) be involved in establishing policies and implementing decisions which will have different effects on CAMCO and the Funds. The Boards recognize that the participation of the Covered Officers in such activities is inherent in the contract relationship between the Funds and CAMCO and is consistent with the expectation of the Boards of the performance by the Covered Officers of their duties as officers of the Funds.

In particular, each Covered Officer must:

  Avoid conflicts of interest wherever possible;
  Handle any actual or apparent conflict of interest ethically;
  Not use his or her personal influence or personal relationships to influence investment decisions or financial reporting by a Fund whereby the Covered Officer would benefit personally to the detriment of the Fund;
  Not cause a Fund to take action, or fail to take action, for the personal benefit of the Covered Officer rather than the benefit such Fund;
  Not use knowledge of portfolio transactions made or contemplated for a Fund to profit or cause others to profit, by the market effect of such transactions; and
  Discuss any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest with the Audit Committee of the Funds' Boards of Directors/Trustees prior to proceeding with such transaction or relationship.

IV.     Disclosure

Each Covered Officer is required to be familiar, and comply, with the Funds' disclosure controls and procedures to promote full, fair, accurate, timely and understandable disclosure in the Funds' subject reports and documents filed with the SEC that is compliant with applicable laws, rules and regulations. In addition, each Covered Officer having direct or supervisory authority regarding these SEC filings or the Funds' other public communications should, to the extent appropriate within his or her area of responsibility, consult with Fund or CAMCO officers and/or employees and take other appropriate steps regarding these disclosures with the goal of making full, fair, accurate, timely and understandable disclosure.

Each Covered Officer must:

  Familiarize himself or herself with the disclosure requirements applicable to the Funds as well as the business and financial operations of the Funds; and
  Not knowingly misrepresent, or cause others to misrepresent, facts about the Funds to others, whether within or outside the Funds, including to the Funds' internal auditors, independent directors, independent auditors, and to governmental regulators and self-regulatory organizations.

V.     Compliance

It is the Funds' policy to comply with all applicable laws and governmental rules and regulations. It is the personal responsibility of each Covered Officer to adhere to the standards and restrictions imposed by those laws, rules and regulations, including those relating to affiliated transactions, accounting and auditing matters.

VI.     Reporting and Accountability

The Covered Officers should strive to identify and raise potential issues before they lead to problems, and should ask the Audit Committee for clarification about the application of this Code whenever in doubt.

Each Covered Officer must:

  Upon receipt of the Code, sign and submit to CAMCO's legal and compliance department, an acknowledgement stating that he or she has received, read, and understands the Code;
  Annually thereafter submit a form to CAMCO's legal and compliance department confirming that he or she has received, read and understands the Code and has complied with the requirements of the Code;
  Not retaliate against any employee or Covered Officer for reports of potential violations that are made in good faith; and
  Notify the Audit Committee promptly if he or she becomes aware of any violation of this Code. Failure to do so is itself a violation of this Code.

The Audit Committee is responsible for applying this Code to specific situations in which questions are presented to it and has the authority to interpret this Code in any particular situation. The Audit Committee shall take all action it considers appropriate to investigate any actual or potential violations reported to it.

The Audit Committee is responsible for granting waivers and determining sanctions, as appropriate. In addition, approvals, interpretations, or waivers sought by the Covered Officers will be considered by the Audit Committee.

VII.     Other Policies and Procedures

The Code of Ethics of the Funds and CAMCO under Rule 17j-1 of the Investment Company Act of 1940, as amended, and CAMCO's more detailed policies and procedures set forth in the CAMCO Compliance Procedures Manual are separate requirements applying to Covered Officers and others, and are not part of this Code.

VIII.     Amendments

            This Code may not be amended except in written form, which is specifically approved by a majority vote of the Funds' Boards of Directors/Trustees, including a majority of independent Directors/Trustees.

IX.     Confidentiality

            All reports and records prepared or maintained pursuant to this Code shall be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Funds, the Audit Committee and CAMCO.

X.     Internal Use

            The Code is intended solely for internal use by the Funds and does not constitute an admission, by or on behalf of the Funds, as to any fact, circumstance or legal conclusion.

EXHIBIT A

Barbara Krumsiek

Ronald Wolfsheimer

Wayne Silby (CSIF and CSIS)

Sarbanes-Oxley Code of Ethics Acknowledgment Form

I have received, read and understand the Code of Ethics for Principal Executive and Principal Accounting Officers for the Calvert Group of Funds.  I have complied with the requirements of the Code.

By:	s/Barbara J. Krumsiek Barbara J. Krumsiek Principal Executive Officer

Date:	November 27, 2006

By:	s/D. Wayne Silby D. Wayne Silby Principal Executive Officer

Date:	November 22, 2006

By:	s/ Ronald M. Wolfsheimer Ronald M. Wolfsheimer Principal Accounting Officer

Date:	November 21, 2006